Exhibit 4.5

Argo Blockchain plc

Restricted Share Unit Award Grant Notice (Canada)
(2022 Equity Incentive Plan)

Argo Blockchain plc (the “Company”), pursuant to its 2022 Equity Incentive Plan (as amended and/or restated as of the Date of Grant set forth below, the “Plan”), has granted to Participant a restricted share unit award relating to the number of restricted share units set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Share Unit Award Grant Notice (the “Grant Notice”) and in the Plan and the Award Agreement, all of which are attached to this Grant Notice and incorporated into this Grant Notice in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Award Agreement shall have the meanings set forth in the Plan or the Award Agreement, as applicable. If the Company uses an electronic capitalization table system (such as Carta or Shareworks) and the fields below are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Share Units Subject to Award:	[• RSUs relating to Ordinary Shares]/[• RSUs relating to ADSs][1]
Type of Grant:	Restricted Share Unit Award

Vesting Schedule:2

[Vesting Schedule A: •]

[Vesting Schedule B: •]

[Other: As approved by the Board of Directors or the Committee in the option grant.]

1 Specify underlying security.

2 Insert the applicable vesting schedule, as reflected in the Board or Remuneration Committee grant documentation.

Participant Acknowledgements: By Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant understands and agrees that the Award is governed by this Restricted Share Unit Award Grant Notice, and the provisions of the Plan and the Award Agreement, all of which are made a part of this document.

By accepting this Award, Participant consents to receive this Grant Notice, the Award Agreement, the Plan, and any other Plan-related documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. Participant represents that he or she has read and is familiar with the provisions of the Plan and the Award Agreement. Participant acknowledges and agrees that this Grant Notice and the Award Agreement may not be modified, amended or revised in a manner that materially impairs the rights of the Participant except in a writing signed by Participant and a duly authorized officer of the Company.

Participant further acknowledges that in the event of any conflict between the provisions in this Grant Notice or the Award Agreement and the terms of the Plan, the terms of the Plan shall control. Participant further acknowledges that the Award Agreement sets forth the entire understanding between Participant and the Company regarding the acquisition of Shares (including, as may be applicable, ADSs), and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to Participant and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and Participant in each case that specifies the terms that should govern this Award.

This Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Argo Blockchain plc		Participant:
By:		By:
	(Signature)		(Signature)
Title:		Email:
Date:		Date:

Attachments: Award Agreement and 2022 Equity Incentive Plan

ATTACHMENT I

AWARD AGREEMENT

Argo Blockchain plc
2022 Equity Incentive Plan

Award Agreement (Canada)

Pursuant to your Restricted Share Unit Award Grant Notice (“Grant Notice”) and this Award Agreement, Argo Blockchain, plc (the “Company”) has granted you a restricted share unit award under its 2022 Equity Incentive Plan (the “Plan”) relating to the number of Restricted Share Units specified in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Award Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.              Vesting. Your Award will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service (as defined herein).

2.              Number of Restricted Share Units. The number of Restricted Share Units subject to your Award will be adjusted in accordance with Section 5.7 of the Plan for changes in the capitalization of the Company.

3.              Definitions. For purposes of this Award Agreement, “Continuous Service” means that your service with the Company or a Subsidiary as an employee, including as an Executive Director, or as a consultant or independent contractor is not interrupted or terminated. A change in the capacity in which you render service to the Company or a Subsidiary as an employee or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or a Subsidiary, will not terminate your Continuous Service; provided, however, that if the entity for which you are rendering services ceases to qualify as a Subsidiary, as determined by the Board in its sole discretion, your Continuous Service will be considered to have terminated on the date such entity ceases to qualify as a Subsidiary.

4.              Securities Law Compliance. In no event shall the Shares subject to the Award be issued upon the vesting of the Award unless such shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if not registered, the Company has determined that the issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of such shares also must comply with all other applicable laws and regulations governing your Award, and the shares subject to the Award shall not be issued if the Company determines that such issuance would not be in material compliance with such laws and regulations.

5.              Non-Transferability. Except as otherwise provided in this Section 5, your Award is not transferable, except by will or by the laws of descent and distribution.

(a)              Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Award is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)              Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Award pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)              Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the Share or other consideration resulting from the vesting of the Award. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, the Shares or other consideration resulting from the vesting of the Award.

6.              Issuance or Delivery of Shares. Except as otherwise provided for pursuant to an effective deferral election under a plan maintained by the Company for such purpose (a “deferred compensation plan”), as soon as practicable, and not more than 30 days, after the date any Restricted Share Units subject to the Award become vested, in whole or in part, the Company shall issue or deliver to you, subject to the conditions of this Award Agreement, a number of Shares equal to the number of Restricted Share Units that have become vested. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 9.

7.              Award Confers No Rights as Stockholder. You shall not be entitled to any privileges of ownership with respect to Shares subject to the Award unless and until such shares are issued following the vesting of the Award, in whole or in part, and you become a stockholder of record with respect to such issued shares. You shall not be considered a stockholder of the Company with respect to any such shares not so issued.

8.              Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an affiliate, or of the Company or an affiliate to continue your employment or service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director or consultant for the Company or an affiliate.

9.              Withholding Obligations.

(a)              As a condition precedent to the issuance of Shares following the vesting of the Award, you shall, upon request by the Company, pay to the Company such amount as the Company determines is required, under all applicable federal, state, provincial, territorial, local or other laws or regulations, to be withheld or deducted (the “Required Tax Payments”) with respect to vesting of the Award. If you shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you.

(b)              You may elect to satisfy your obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Company, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Company, authorizing the Company to withhold whole Shares which would otherwise be delivered to you upon the vesting of the Award having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) arranging for a Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Required Tax Payments on your behalf and at your direction pursuant to this authorization, or (v) any combination of (i), (ii) and (iii). Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, the Required Tax Payments shall be satisfied pursuant to clause (iv) above unless the Committee determines otherwise. Shares to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in your jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, as determined by the Company, to avoid adverse accounting consequences or for administrative convenience. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

10.            Change in Control. In the event of a Change in Control, the Board, as constituted prior to the Change in Control, may, in its discretion, deliver a notice to you advising that you must elect, by notifying the Company in writing and executing any related documentation provided by the Company within 14 days of receipt, to (i) receive your outstanding Award in Shares, or (ii) surrender your outstanding Award to the Company in accordance with Section 5.8(b)(3) of the Plan. If you elect for option (i), the Board, as constituted prior to the Change in Control, may, in its discretion, require you to sell or otherwise dispose of your Shares acquired thereby under or as part of the Change in Control. If you fail to elect in accordance with this Section 10, you will be deemed to have elected for option (ii). The Board may only exercise its discretion under Section 5.8(b)(3) of the Plan if you have elected (or been deemed to have elected) for option (ii).

11.            Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees, affiliates or representatives related to tax liabilities arising from your Award or your other compensation.

12.             Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.            Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive.

14.            Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

15.            Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control.

ATTACHMENT II

2022 Equity Incentive Plan